                                                                    EXHIBIT 99.1



         DAYTONA BEACH, Fla., June 22/PRNewswire/ -- Budget Group, Inc. (NYSE:BD) announced today it closed on the acquisition of Denver-based Ryder TRS, Inc. on June 19, 1998. Ryder TRS is the nation's second largest consumer truck rental company with annual revenue of $545 million in 1997. Prior to the acquisition, Ryder TRS was a Questor Partner Fund portfolio company.

         Ryder TRS shareholders received $125 million in cash, approximately 3.5 million shares of Budget Group Class A common stock and $19 million of contingent additional consideration in return for 100 percent of the outstanding Ryder TRS stock. In addition, Budget Group assumed Ryder TRS net fleet debt of $347 million as well as public nots of $175 million.

         Randall S. Smalley, President and CEO of Budget Group's Cruise America subsidiary, will oversee the new Ryder TRS subsidiary as its president. Ron Rittenmeyer, current President of Ryder TRS, will stay on with the company through the end of June.

         "With the addition of Ryder TRS we continue our strategy to create a network of vehicle rental and sales companies which allows us to leverage our asset base and management expertise. We'll enjoy significant cost savings and efficiencies with Ryder TRS as one of the Budget Group companies, particularly in the areas of fleet purchasing, maintenance and yield management," said Sandy Miller, Chairman and CEO of Budget Group.

         Ryder has a dealer-network of approximately 4,000 rental outlets and 20 company owned stores where it operates approximately 30,000 trucks and vans for local and one-way rentals. The company has over 700 employees.

         Budget Group, Inc., through subsidiary companies and their franchises, operated Budget Car and Truck Rental, the third largest worldwide car and truck rental system. In addition, the company owns Premier Car Rental, which serves the insurance replacement market. Budget Group also owns Budget Car Sales, one of the largest independent retailers of late model vehicles in the United States, and Cruise America, the largest recreational vehicle rental and sales company in North America. The company also operates airport parking facilities at certain locations and, through Van Pool Services, leases vans for van pooling operations.

/CONTACT: Scott White, Executive Vice President, Corporation Development of Budget Group, Inc., 630-955-7600/

-------------------------------------------------------------------------------

         Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Budget or Ryder to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Budget and Ryder expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Budget's or Ryder's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.


         This press release shall not constitute an offer to sell or the solicitation of an offer to buy Budget Class A common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

-------------------------------------------------------------------------------



                                      -27-